Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (File No. 333-120312) of NewMarket Corporation of our report dated May 22, 2025, relating to our audits of the financial statements and supplemental schedule of the Savings Plan for the Employees of NewMarket Corporation and Affiliates, as of December 31, 2024, which appears in this Annual Report on Form 11-K of the Savings Plan for the Employees of NewMarket Corporation and Affiliates for the year ended December 31, 2024.

/s/ PBMares, LLP

Fairfax, Virginia
May 22, 2025